Exhibit 99.1

News Release	Apco
Argentina
Nasdaq: APAGF
Date:      Nov. 6, 2008
Apco Argentina Reports Third-Quarter 2008 Results
     TULSA, Okla. – Apco Argentina Inc. today announced that for the three and nine-month periods ended Sept. 30, 2008, it generated unaudited net income of $5.7 million and $19.4 million, or $0.19 and $0.66 per share, compared with net income of $8.9 million and $25 million, or $0.30 and $0.85 per share, for the comparable periods in 2007.
     The $3.2 million decrease in net income for the third quarter of 2008 is due primarily to lower operating income and lower equity income from Argentine investments.
     Total operating income decreased by $3 million compared with third-quarter 2007. Increased operating revenues from greater oil sales volumes and modestly higher average oil and liquefied petroleum gas (LPG) sales prices were more than offset by increased total costs and expenses.
     The increase in total costs and expenses is attributable to greater operating expense, associated in part with re-activating production in the new Bajada del Palo concession. The company continues to experience increased field-operating expense, including labor and the cost of oilfield services.
     Total costs and expenses also reflected greater exploration expense, higher selling and administrative expense, and increased depreciation, depletion and amortization.
     Equity income from Argentine investments decreased by $1 million for third-quarter 2008, resulting from greater Entre Lomas concession operating costs attributable to Petrolera Entre Lomas S.A. – the company’s equity investee. Petrolera also incurred operating expenses related to re-activating production in the Bajada del Palo concession.
     The $5.6 million decrease in net income for the first nine months of 2008, compared with the same period in 2007, is the result of higher costs and expenses and lower equity income from Argentine investments which more than offset the benefit of increases in oil, natural gas and LPG sales volumes, increases in average oil and LPG sales prices and lower income taxes.
2008 Capital Investment Update
     Since the beginning of 2008, Apco and its partners have drilled 29 of the 40 wells programmed for 2008 in the Entre Lomas concession. To date, all wells drilled have either come on line as producers or will be completed and put into production during the fourth quarter.

     In the Bajada del Palo concession, the company and its partners continued a well re-activation campaign and put on production the first of five development wells planned to be drilled in the Borde Montuoso field. The second and third development wells also have been drilled and are capable of production. Apco expects that three 3D seismic-based exploration wells will be drilled over the northeast sector of the concession before the end of 2008.
     In the Agua Amarga exploration permit, after putting the Charco del Palenque x-1001 discovery well into production during the first quarter of 2008, the company and its partners successfully drilled four additional wells, two of which have been put on production. The remaining two wells have productive potential and are expected to go on production. A sixth well commenced drilling in October.
     In the Tierra del Fuego concessions, Apco and its partners continue the second development and exploration drilling campaign that commenced in Sept. 2007. The results of this program will enable the joint venture to increase gas production commensurate with capacity levels of newly completed production facilities. To date, 19 wells have been drilled with a 20th well in progress.
     In September, the joint venture’s production facilities were connected directly to the San Martín pipeline, giving Apco and its partners a physical outlet for transportation of gas from the island of Tierra del Fuego to continental Argentina, where higher prices may be realized. Deliveries to the continent began in late September. Total gas production from the joint venture’s Tierra del Fuego activity is expected to increase incrementally to 34 million cubic feet per day with associated increases in condensate production, as compression facilities are completed in stages by the end of the year.
     Additional activity includes the acquisition of 136 square kilometers of 3D seismic information in the Angostura and Las Violetas concessions in Tierra del Fuego.
Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

Three months ended Sept. 30	2008	2007
Operating revenue	17,675	15,883
Investment income	4,151	5,166
Net income	5,727	8,935
Per share*	0.19	0.30

Nine months ended Sept. 30	2008	2007
Operating revenue	50,780	45,170
Investment income	12,420	15,689
Net income	19,368	24,952
Per share*	0.66	0.85

*	All per share amounts have been adjusted to reflect the four-for-one share split effected in the fourth quarter of 2007.

About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in seven oil and gas concessions and two exploration permits in Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-4944

Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2570
Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; our reliance on a relatively small group of customers; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; recent events in the global financial crisis have made equity and debt markets less accessible and created a shortage in the availability of credit, which could limit Apco’s ability to grow; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, and the additional risks described in the risk factors sections of Apco’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available from our offices or at www.sec.gov.
###